FOR IMMEDIATE RELEASE                                  EXHIBIT 99.1

Media Contact: Tammy Nystuen (763) 551-7496 tammy.nystuen@selectcomfort.com	Investor Relations Contact: Frank Milano (763) 551-6908 frank.milano@selectcomfort.com

SELECT COMFORT ANNOUNCES AGREEMENT WITH
NEBRASKA FURNITURE MART
Furniture retailer now offers Sleep Number® beds

MINNEAPOLIS - ( October 3, 2006) - Select Comfort Corporation (NASDAQ: SCSS), the nation’s leading bed retailer and creator of the Sleep Number® bed, today announced that it has established a retail sales relationship with Nebraska Furniture Mart, one of the Berkshire Hathaway home furnishings businesses, to carry the Sleep Number® bed in its Nebraska and Kansas locations.

“This relationship with Nebraska Furniture Mart is a perfect fit with Select Comfort’s ongoing strategy to supplement our company owned store distribution with leading mattress retail partners,” said Keith Spurgeon, senior vice president and general manager, Select Comfort. “As a clear standout in furniture retailing in the Midwest, Nebraska Furniture Mart shares our passion for providing quality sleep solutions and is committed to working with us to develop the Sleep Number® brand.”

The Sleep Number Bed by Select Comfort™ is now available in Nebraska Furniture Mart’s retail locations in Omaha and Kansas City. “We are very happy to add a recognized brand like Select Comfort, which has such a high customer acceptance,” said Irv Blumkin, CEO, Nebraska Furniture Mart. “This is a great partnership with a highly respected manufacturer.”

Select Comfort Corporation Announces Relationship with Nebraska Furniture Mart - Page 2 of  2

The Sleep Number® bed uses uniquely designed air chambers that permit sleepers to independently adjust the firmness on each side of the bed to an individual’s Sleep Number® - a number between zero and 100 that represents the ideal combination of mattress comfort, firmness and support for the body.

About Nebraska Furniture Mart
Nebraska Furniture Mart was founded in 1937 in Omaha, Nebraska, by Rose Blumkin in the basement of her husband’s second-hand clothing store with a $500 investment. In 1983, investor Warren Buffett purchased a majority interest in Nebraska Furniture mart and made it part of the Berkshire Hathaway family of companies. For 69 years, Nebraska Furniture Mart has offered not only furniture, but also appliances, electronics, computers and flooring. With over 1,000 employees in the Kansas City store and 1,900 in the Omaha location, Nebraska Furniture Mart continues to maintain its tradition of selling cheap, telling the truth, and providing the greatest selection and service.
The Berkshire Hathaway home furnishings businesses include Nebraska Furniture Mart, R.C. Willey Home Furnishings, Star Furniture Company, and Jordan’s Furniture, Inc. Jordan’s has carried the Sleep Number® bed since December 2005.

About Select Comfort
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 30 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number® bed, as well as foundations and sleep accessories. Select Comfort's products are sold through more than 400 company-owned retail stores located nationwide; through selected furniture retailers and specialty bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

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(1) Top Bedding Specialists, Furniture Today, August 14, 2006.